NEW AGE COMPLETES ACQUISITION

OF BRANDS WITHIN REACH

DENVER, COLORADO, July 12, 2019 - New Age Beverages Corporation (NASDAQ: NBEV), the Colorado-based organic and natural products company, today announced the closing of the acquisition of Brands Within Reach (BWR), Inc., a New York-based marketing, sales, and distribution company including the licensing or distribution rights to some of the world’s leading beverage brands including Nestea, Illy Ready-to-Drink Coffee, Volvic and Evian premium waters, and other healthy brands.

KEY HIGHLIGHTS:

-	Adds the globally recognized brands of Nestea, Volvic, Illy and others to New Age

-	Significantly increases the North American Sales and Marketing, Supply Chain, and Distribution footprints to enable the capture of significant cost and revenue synergies

-	Strengthens brand building, sales and distribution expertise in North America to accelerate growth of the combined New Age and BWR portfolios

BWR owns key licensing and distribution rights in the United States for healthy positioned and fast growing beverages such as Nestea Ready to Drink teas, Volvic Natural Spring Water, Illy Ready to Drink Coffee in retail channels, Evian Natural Spring Water in the Natural Channel and Found Sparkling beverages, Kusmi Tea, Saint-Géron Sparkling Water and select natural and organic snacks such as Nature Addicts, Grand-Mere, Lucien Georgelin and La Mere Poulard.

Consideration for the transaction was $2.5 million which was utilized to eliminate 100% of BWR’s debt, plus a $500,000 payment to the sellers. We will also issue up to 700,000 restricted shares of New Age common stock which may be reduced following a final working capital covenant calculation. BWR will be bringing a portfolio of healthy brands to New Age which is expected to add greater than $15 million in net revenue on a full year basis to New Age.

Brent Willis, Chief Executive Officer of New Age Beverages commented, “We have been extremely busy integrating BWR and New Age. We have already integrated our sales and marketing organizations, have brought all our shared services functions to bear to benefit BWR, and are now harmonizing our operational footprint and supply chain. The process has gone extremely smoothly, and we are excited about the potential that the BWR brands represent in a number of our markets and channels, beyond just traditional retail.”

The global company will remain headquartered in Denver, Colorado with major operations in Shanghai, Tokyo, Taipei, Stockholm, Munich, and Utah. BWR will be fully integrated into New Age, and a new North American operations location will be established in New York at BWR’s current offices.

Since announcement of the acquisition on June 2, 2019, New Age’s and BWR’s teams have been working on convergence including capturing more than $1.5 million in anticipated cost synergies that will accrue in the areas major distributor management, integrated warehousing and logistics, scale and efficiency benefits in transportation, and other areas. We also expect to achieve more than $10 million in revenue synergies within the first 18 months by cross selling each other’s brands into existing key account relationships including Kroger, Costco, Walmart, 7 Eleven, Circle K, and others; through expansion of BWR’s portfolio through New Age’s captive direct store distribution in Colorado and surrounding markets; and via expansion of the BWR brands into New Age’s e-Commerce system.

About Brands Within Reach (WWW.BWRGROUP.COM )

Brands Within Reach is a New York-based healthy products company dedicated to offering healthy innovative drinking and eating alternatives to consumers. The group operates a national hybrid distribution platform with marketing, merchandising and a full set of organizational capabilities and owns the licensing and distribution rights to worldwide known brands such as Nestea, Volvic, Evian and Illy Ready-to-Drink Coffee and others.

About New Age Beverages Corporation (NASDAQ: NBEV)

New Age Beverages Corporation is a Colorado and Utah-based healthy products company dedicated to inspiring and educating consumers to “live healthy.” The Company is the only omni-channel company with access to traditional retail, e-commerce, direct-to-consumer, and medical channels across 60 countries around the world. New Age is also the only one-stop-shop of healthy beverages with a portfolio that includes the brands Tahitian Noni, TeMana, Búcha Live Kombucha, XingTea, Coco-Libre, Marley, and others. New Age competes in the growth segments of the >$1 trillion-dollar non-alcoholic beverage industry and has become one of the 40 largest non-alcoholic beverage companies, one of the largest healthy beverage companies, and the fastest growing in the world over the past three years. The Company’s brands are sold across all 50 states within the US and in more than 60 countries internationally across all channels via a hybrid of direct-to-consumer and traditional distribution and route-to-market systems.

The Company operates the websites www.newagebev.com, www.newagebev.us, www.morinda.com, www.bwrgroup.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com, www.nhancedcbd.com, and www.cocolibre.com.

New Age has exclusively partnered with the world’s 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage’s expectation to see continued growth, the capturing more than $1.5 million in anticipated cost synergies that will accrue in the areas major distributor management, integrated warehousing and logistics, scale and efficiency benefits in transportation, and other areas, and the statements that . We also expect to achieve more than $10 million in revenue synergies within the first 18 months by cross selling each other’s brands into existing key account relationships including Kroger, Costco, Walmart, 7 Eleven, Circle K, and others; through expansion of BWR’s portfolio through New Age’s captive direct store distribution in Colorado and surrounding markets; and via expansion of the BWR brands into New Age’s e-Commerce system. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission might affect the Company’s operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about New Age Beverages Corporation please contact:

Media:

Desiree Rosa

MULTIPLY

Tel: 202-292-4566

NewAgeBev@wearemultip.ly

Investor Relations Counsel:

Cody Slach, Gateway

Tel 949-574-3860

NBEV@GatewayIR.com

New Age Beverages Corporation:

Gregory A. Gould

Chief Financial Officer

Tel 303-566-3030

GGould@NewAgeBev.com